Exhibit 21.1
RYAN’S RESTAURANT GROUP, INC.
SUBSIDIARIES OF THE COMPANY
AS OF DECEMBER 28, 2005

	Jurisdiction of	% Owned by Company
Name of Subsidiary	Organization	(or Subsidiaries)
1. Big R Procurement Company, LLC	DE	100%

2. Fire Mountain Restaurants, Inc.	DE	100%